Newell Rubbermaid Announces

European Transformation Plan

Streamlined and centralized organizational structure and optimized business processes will improve profitability

ATLANTA, June 17, 2010 - Newell Rubbermaid (NYSE: NWL) today announced a plan to simplify and improve the profitability of its European business. This European Transformation Plan includes initiatives designed to transform, simplify and streamline the European organizational structure and business processes, aiming to lower costs and improve profitability. As part of the initiative, the company intends to centralize decision making for business functions in Switzerland. Upon implementation of the European Transformation Plan, the company will be better positioned for improved profitability and growth. In addition, the simplified structure is expected to enable a more efficient and cost effective implementation of SAP in the region.

The company expects to realize annualized profitability improvement of $50 to $60 million, net of tax, upon completion of the European Transformation Plan during 2012. The initiative is expected to result in aggregate restructuring and other Plan-related costs of $90 to $100 million, to be substantially incurred by the end of 2011.

"The intended actions we are announcing today to simplify our business structure, speed up decision making and shorten time to market are designed to ensure that our company is well-positioned and appropriately structured for sustainable, long-term growth in Europe," said Mark Ketchum, Newell Rubbermaid's President and Chief Executive Officer. "The European Transformation Plan represents a critical step in the execution of our global strategy of investing in innovation, brand building and cost optimization to drive shareholder value."

Newell Rubbermaid also reaffirmed its full year 2010 guidance for normalized earnings of $1.38 to $1.48 per share and plans to report normalized earnings excluding costs associated with the European Transformation Plan.

A reconciliation of the 2010 earnings outlook is as follows:
FY 2010
Diluted earnings per share	$1.14 to $1.24
Project Acceleration restructuring costs, net of tax	$0.15 to $0.25
European Transformation Plan - related costs	$0.03 to $0.05
Convertible notes dilution	(A)
"Normalized" EPS	$1.38 to $1.48

(A) No provision is made in the 2010 outlook for potential dilution from the conversion feature of the convertible notes issued in March 2009 and associated hedge transactions, as the amount of full year 2010 dilution is dependent on the average stock price in each quarter of 2010. The conversion feature of the convertible notes and associated hedge transactions resulted in dilution of $0.02 per diluted share in the first quarter of 2010 and $0.06 per diluted share for the full year 2009.

About Newell Rubbermaid

Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with sales of approximately $5.6 billion and a strong portfolio of brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Technical ConceptsTM and Aprica®.

This press release and additional information about Newell Rubbermaid are available on the company's Web site, www.newellrubbermaid.com.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income/(loss), earnings per share, operating income or gross margin improvements or declines, Project Acceleration, the European Transformation Plan, capital and other expenditures, cash flow, dividends, restructuring costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, and management's plans, projections and objectives for future operations and performance. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believe," "estimate" and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the global economic slowdown; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers' strong bargaining power; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; our ability to implement successfully information technology solutions throughout our organization; our ability to improve productivity and streamline operations; our ability to refinance short-term debt on terms acceptable to us, particularly given the uncertainties in the global credit markets; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations and those factors listed in the company's latest quarterly report on Form 10-Q, and exhibit 99.1 thereto, filed with the Securities and Exchange Commission. Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

Contacts:

Nancy O'Donnell David Doolittle

Vice President, Investor Relations Vice President, Corporate Communications

+1 (770) 418-7723 +1 (770) 418-7519